UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):           September 23, 2004

Neose Technologies, Inc.

(Exact Name of Issuer as Specified in Charter)

Delaware	0-27718	13-3549286

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

102 Witmer Road, Horsham, Pennsylvania	19044

(Address of Principal Executive Offices)	(Zip Code)

(215) 315-9000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01, 1.02 and 5.02

          On September 23, 2004, Neose Technologies, Inc. (the “Company”) issued a press release announcing that it has entered into an agreement with Robert I. Kriebel, Senior Vice President and Chief Financial Officer of the Company, with respect to Mr. Kriebel’s retirement (the “Separation Agreement”) on January 15, 2005.  At that time, A. Brian Davis, the Company’s Vice President, Finance, will be named its Chief Financial Officer.

          The Separation Agreement supersedes the Company’s Change of Control Agreement with Mr. Kriebel dated October 7, 2002 (the “Change of Control Agreement”).  The Separation Agreement, generally provides that:

•	Mr. Kriebel’s employment will terminate at 12:01 a.m., E.S.T., on January 15, 2005.

•	The exercise period for Mr. Kriebel’s options to purchase common stock of the Company will be extended until 12:01 a.m., E.S.T., on January 15, 2006.

•

Medical benefits for Mr. Kriebel and his wife will continue until January 15, 2006 at a monthly cost to him equal to his monthly contribution toward such coverage immediately prior to the termination of his employment, after which he will be eligible for COBRA.

•	Mr. Kriebel will be entitled to a bonus for 2004 to the extent otherwise earned.

•	Mr. Kriebel will provide consulting services to the Company of up to 10 hours each week from January 15, 2005 through December 31, 2005, without additional compensation.

•	Mr. Kriebel will be paid $129,375 in 12 equal monthly payments commencing in January 2005.

•

The Company’s obligations with respect to certain of Mr. Kriebel’s payments and benefits are subject to his release of the Company from certain claims and his compliance with certain restrictive covenants.

          Under the Change of Control Agreement, in the event that Mr. Kriebel was involuntarily terminated without cause, he would have received on the date of termination a cash payment equal to six months base salary. The Company also was obligated to arrange for outplacement services for Mr. Kriebel and to provide medical benefits to him (and his spouse and dependents, if they were covered immediately prior to such termination) for six months, at a monthly cost to Mr. Kriebel equal to the monthly cost of such coverage to him, if any, immediately prior to such termination. The Change of Control Agreement also provided that in the event that Mr. Kriebel was involuntarily terminated without cause or resigned for good reason within 12 months following a change of control, he would have received on the date of termination a cash payment equal to one year of base salary and his target annual bonus for the year in which the termination occurred. Additionally, all outstanding options that would have vested in the 12 months following termination would immediately have vested and remained exercisable for 12 months following termination. The Company also would have been obligated to arrange for outplacement services for him and to provide medical benefits to him (and his spouse and dependents, if they were covered immediately prior to such termination) for 12 months, at a monthly cost to Mr. Kriebel equal to the monthly cost of such coverage to him, if any, immediately prior to such termination. In the event that payments under the Change of Control Agreement would have resulted in the imposition of a parachute excise tax under Section 280(G) of the Internal Revenue Code, Mr. Kriebel would have been entitled to receive an additional “gross-up” payment to insulate him from the effect of that tax.  The Change of Control Agreement also required Mr. Kriebel to release the Company from certain claims and to comply with certain restrictive covenants.

          A copy of the press release relating to Mr. Kriebel’s retirement and Mr. Davis’ appointment is attached to this Current Report on Form 8-K as Exhibit 99.1, and a copy of the Separation Agreement is attached to this Current Report on Form 8-K as Exhibit 10.10.

          “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Statements in this report regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section entitled “Factors Affecting the Company’s Prospects” in our Annual Report on Form 10-K for the year ended December 31, 2003.

Item 9.01 – Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Businesses Acquired: None

(b)	Pro Forma Financial Information: None

(c)	Exhibits: Reference is made to the Exhibit Index annexed hereto and made a part hereof.

Signatures

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEOSE TECHNOLOGIES, INC.

Date: September 23, 2004	By:	/s/ C. BOYD CLARKE

C. Boyd Clarke President and Chief Executive Officer

Index to Exhibits

Exhibit No.	Description

Exhibit 10.10	Separation Agreement between the Company and Robert I. Kriebel dated September 23, 2004

Exhibit 99.1	Press Release dated September 23, 2004